Exhibit 23.2

March 10, 2023

The Boards of Directors

Mercer Savings Bank

Mercer Bancorp, Inc.

1100 Irmscher Blvd

Celina, Ohio 45822

Members of the Boards:

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-1 and any amendments thereto, to be filed by Mercer Bancorp, Inc., with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our appraisal and our statement concerning subscription rights and liquidation rights in such filings, including the prospectus of Mercer Bancorp, Inc. and being named as an expert in the Prospectus.

Sincerely,

FINPRO CAPITAL ADVISORS, INC.

46 East Main Street ● Suite 303 ● Somerville, NJ 08876 ● 908.234.9398 ● www.finprocapitaladvisors.com

FinPro Capital Advisors, Inc. (Member FINRA/SIPC) is a wholly owned subsidiary of FinPro, Inc.